Exhibit 10.18

Boundless Bio, Inc.

Corporate Bonus Plan

Approved by the Board of Directors on February 29, 2024

Boundless Bio, Inc.

Corporate Bonus Plan

The Boundless Bio, Inc. (“Boundless” or the “Company”) Corporate Bonus Plan (the “Plan”) is a performance-based employee bonus plan designed to reward employees for the achievement of corporate and individual goals. This Plan is adopted under the Company’s 2024 Incentive Award Plan.

1.	Purpose of the Plan

The Plan is designed to:

•	Incentivize employees to achieve corporate goals and enhance the Company’s value.

•	Reward employees for achievement of corporate and individual goals

•	Encourage teamwork among all disciplines within the Company

•	Attract, motivate, and retain employees

2.	Administration

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), provided that the Company’s Chief Executive Officer shall administer the Plan with respect to all employees who are not executive officers of the Company (for purposes of Section 16 of the Securities Exchange Act of 1934, as amended). The Committee or the Chief Executive Officer, as applicable, shall be the “Administrator” for purposes of the Plan. The Administrator shall have the discretion and authority to administer and interpret the Plan, including the authority to establish one or more bonus programs under the Plan from time to time containing such terms and conditions as the Administrator may determine or deem appropriate in its discretion.

3.	Eligibility

All employees of the Company will be eligible to participate in the Plan. Temporary employees are not eligible for this Plan. To be eligible to earn any bonus award (or “Bonus”) under this Plan for a given Performance Period (as defined below), an employee: (a) must have commenced employment with the Company prior to October 1st of a Performance Period and remained continuously employed through December 31st of the Performance Period, and until the time Bonuses are paid; and (b) must be an employee in good standing. If an employee is the subject of a performance improvement plan as of December 31st of a Performance Period, it will be at the absolute discretion of the Company whether or not a Bonus payment is made.

An employee whose employment terminates voluntarily prior to the payment of a Bonus will not be eligible to receive a Bonus payment. If an employee’s employment is terminated involuntarily prior to payment of a Bonus, it will be at the absolute discretion of the Company whether or not a Bonus payment is made.

Approved by the Board of Directors on February 29, 2024

4.	Bonus Determinations

An employee may receive a Bonus under the Plan based upon the attainment, during Performance Periods established by the Administrator, of performance objectives which are established by the Administrator and relate to such corporate, business and/or individual criteria as the Administrator shall determine (the “Performance Goals”). The performance periods under the Plan shall be defined as a calendar year, unless another performance period is established by the Administrator (the “Performance Period”). A Performance Goal may be a single goal or a range with a minimum goal up to a maximum goal. Unless otherwise determined by the Administrator, the amount of each employee’s Bonus shall be based upon a bonus formula determined by the Committee in its sole discretion that ties such Bonus to the attainment of the applicable Performance Goals. The Administrator may in its sole discretion modify or change the bonus formulas and/or Performance Goals at any time and from time to time during or upon completion of a Performance Period.

5.	Bonus Awards

If earned, the Bonus will be paid in cash through payroll (less applicable taxes and deductions) and will be based on achievement of the Performance Goals during the Performance Period. The Bonus will be calculated by using gross earnings as of December 31st of a Performance Period as well as the weighting factor (i.e. the portion of the Bonus determined by different types of Performance Goals, such as corporate goals and individual goals), the target bonus percentage and the goal multipliers (i.e. the portion of the Bonus determined by percentage achievement of the Performance Goals). In the event an employee experiences a change in his or her target bonus percentage during a Performance Period, such employee’s Bonus shall be calculated by applying the target bonus to the employee’s total gross earnings for the respective portions of the Performance Period that such target bonus percentages were in effect.

6.	Payment of the Bonus Amounts

Annual performance reviews for employees will be completed by January 31st of the year following the Performance Period. Payments of actual Bonus amounts will be made as soon as practical thereafter. For the avoidance of doubt, the right of an employee to receive a Bonus payment under this Plan does not vest until the Bonus is actually paid.

7.	Company’s Absolute Right to Alter or Abolish the Plan

The Company reserves the right, in its absolute discretion, to interpret, administer, terminate and/or abolish all or any portion of the Plan at any time or to alter the terms and conditions under which a Bonus will be paid. In the event of the Plan’s termination prior to the payment of a Bonus, a Bonus will not be earned or payable under this Plan. Such discretion may be exercised at any time before, during, and after the Performance Period is completed. No employee shall have any vested right to receive any payment until actual delivery of such compensation.

Approved by the Board of Directors on February 29, 2024

8.	Employment Duration/Employment Relationship

This Plan does not, and the Company’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any individual’s employment with the Company. The employment relationship of each person with the Company is “at will” and may be terminated at any time by the Company or the employee with or without cause.

Approved by the Board of Directors on February 29, 2024